Exhibit 12 to Annual Report
on Form 10-K
for Fiscal Year Ended June 30, 2017
By Parker-Hannifin Corporation
Computation of Ratio of Earnings to Fixed Charges
(In thousands, except ratios)

	Fiscal Year Ended June 30,
	2017	2016	2015	2014	2013
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$1,328,641	$1,114,728	$1,432,240	$1,556,720	$1,311,001
Adjustments:
Interest on indebtedness, exclusive of interest capitalized	157,891	133,004	115,077	79,845	88,668
Amortization of deferred loan costs	4,545	3,513	3,329	2,721	2,884
Portion of rents representative of interest factor	39,574	39,668	41,886	43,983	44,493
(Income) of equity investees	(42,352)	(25,648)	(23,204)	(11,141)	(247)
Distributed income of equity investees	45,760	36,616	31,723	1,661	—
Amortization of previously capitalized interest	134	152	179	190	193
Income as adjusted	$1,534,193	$1,302,033	$1,601,230	$1,673,979	$1,446,992
FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized	$157,891	$133,004	$115,077	$79,845	$88,668
Amortization of deferred loan costs	4,545	3,513	3,329	2,721	2,884
Portion of rents representative of interest factor	39,574	39,668	41,886	43,983	44,493
Fixed charges	$202,010	$176,185	$160,292	$126,549	$136,045
RATIO OF EARNINGS TO FIXED CHARGES	7.59x	7.39x	9.99x	13.23x	10.64x